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                                                                  Exhibit (6)(b)

                    ADDENDUM NO. 1 TO DISTRIBUTION AGREEMENT


                  This Addendum, dated as of March 15, l994, is entered into between THE ARCH FUND, INC. (the "Fund"), a Maryland corporation, and THE WINSBURY COMPANY LIMITED PARTNERSHIP ("Winsbury"), an Ohio corporation.

                  WHEREAS, the Fund and Winsbury have entered into an Distribution Agreement dated as of October 1, 1993 (the "Distribution Agreement"), pursuant to which the Fund appointed Winsbury to act as Distributor for the Fund for The ARCH Money Market, Treasury Money Market, Capital Appreciation (now, by change of name, "Growth & Income Equity"), Emerging Growth, Diversified Fixed Income (now, by change of name, "Government & Corporate Bond"), U.S. Government Securities and Balanced Portfolios;

                  WHEREAS, Section 19 of the Distribution Agreement provides that no provision of the Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought; and

                  WHEREAS, the Fund has notified Winsbury that it has established The ARCH International Equity Portfolio (the "International Equity" Portfolio), and that it desires to retain Winsbury to act as the Distributor therefor, and Winsbury has notified the Fund that it is willing to serve as Distributor for the International Equity Portfolio.

                  NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. APPOINTMENT. The Fund hereby appoints Winsbury to act as Distributor to the Fund for the International Equity Portfolio for the period and on the terms set forth in the Distribution Agreement. Winsbury hereby accepts such appointment and agrees to render the services set forth in the Distribution Agreement, for the compensation herein provided.

                  2. CAPITALIZED TERMS. From and after the date hereof, the term "Portfolios" as used in the Distribution Agreement shall be deemed to include the International Equity Portfolio. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Distribution Agreement.

                  3. MISCELLANEOUS. Except to the extent supplemented hereby, the Distribution Agreement shall remain unchanged and in



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full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

                  IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.


                                            THE ARCH FUND, INC.



                                            By: /s/ Jerry V. Woodham
                                               ---------------------------------
                                                     Jerry V. Woodham
                                                     President



                                            THE WINSBURY COMPANY LIMITED
                                            PARTNERSHIP


                                            By:  THE WINSBURY CORPORATION,
                                                 General Partner



                                            By: /s/ Kenneth B. Quintenz
                                               --------------------------------
                                                 Kenneth B. Quintenz
                                                     Senior Vice President